Exhibit 10.11

STOCK OPTION AND RESTRICTED STOCK AGREEMENT

FOR THE GRANT OF INCENTIVE STOCK OPTIONS, NON-QUALIFIED

STOCK OPTIONS AND RESTRICTED STOCK UNDER THE

TIDEWATER INC. 2001 STOCK INCENTIVE PLAN

THIS AGREEMENT is entered into as of March 30, 2005, by and between Tidewater Inc., a Delaware corporation (“Tidewater”), and                                           (the “Employee”).

WHEREAS, the Employee is a key employee of Tidewater or one of its subsidiaries and Tidewater considers it desirable and in its best interest that the Employee be given an added incentive to advance the interests of Tidewater by possessing an option to purchase shares of the common stock of Tidewater, $.10 par value per share (the “Common Stock”) and restricted shares of Common Stock in accordance with the Tidewater Inc. 2001 Stock Incentive Plan (the “Plan”). Tidewater and its subsidiaries shall be collectively referred to herein as the “Company.”

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

I.

Stock Options

1.1 Grant of Options. Tidewater hereby grants to the Employee effective March 30, 2005 (the “Date of Grant”) the right, privilege and option to purchase                      shares of Common Stock (the “Option”) at an exercise price of $37.55 per share (the “Exercise Price”). The Option shall be exercisable at the times specified in Section 1.2 below. With respect to                      of the shares subject to the Option, the Option shall be a non-qualified stock option and with respect to                      of the shares subject to the Option, the Option shall be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2 Time of Exercise.

(a) Subject to the provisions of the Plan and the other provisions of this Section I, the Option shall be immediately exercisable on the Date of Grant. The Option shall terminate ten years following the Date of Grant and may terminate earlier in the event of termination of the Employee’s employment as provided below or a Change of Control of Tidewater as provided in the Plan. During Employee’s lifetime, the Option may be exercised only by the Employee or the Employee’s curator if the Employee has been interdicted.

(b) If the Employee’s employment with the Company terminates, other than as a result of death, disability or retirement, the Option may be exercised within 90 days following termination of employment, but in no event later than ten years after the Date of Grant.

(c) If the Employee’s employment with the Company is terminated because of disability within the meaning of Section 22(e)(3) of the Code or because of retirement, the Option may be exercised within two years from the date of termination of employment, but in no event later than ten years after the Date of Grant. In the case of an incentive stock option, however, the Option will not be treated as an incentive stock option for tax purposes if it is exercised later than three months following the date of termination of employment as a result of retirement or later than one year following the date of termination of employment as a result of disability.

(d) In the event of the Employee’s death, the Option may be exercised by the Employee’s estate, or by the person to whom such right devolves from him by reason of the Employee’s death, within two years from the date of death, but in no event later than ten years after the Date of Grant.

(e) Any portion of the Option that is exercisable but not exercised within the permitted time period following termination of employment provided in this Section I, shall be terminated upon expiration of such permitted time period.

1.3 Method of Exercise of Option. The Employee may exercise all or a portion of the Option by delivering to the Company a signed written notice of his intention to exercise the Option, specifying therein the number of shares to be purchased. Upon receiving such notice, and after the Company has received full payment of the Exercise Price in accordance with the Plan, the appropriate officer of the Company shall cause the transfer of title of the shares purchased to Employee on Tidewater’s stock records and cause to be issued to Employee a stock certificate for the number of shares being acquired. Employee shall not have any rights as a shareholder until the stock certificate is issued to him.

1.4 Non-Transferability. Unless permitted by the Committee in an amendment to this Agreement as provided in the Plan, the Option granted hereby may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution and shall not be subject to execution, attachment or similar process.

II.

Restricted Stock

2.1 Grant of Restricted Stock. Tidewater hereby grants to Employee a restricted stock award effective on the Date of Grant of                      shares of Common Stock (the “Restricted Stock”) subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement.

2.2 Award Restrictions.

(a) The period during which the restrictions imposed on the Restricted Stock by the Plan and this Agreement are in effect is referred to herein as the “Restricted Period.” During the Restricted Period, the Employee shall be entitled to all rights of a stockholder of Tidewater, including the right to vote the shares and to receive dividends thereon; provided, however, that the Restricted Stock, the right to vote the Restricted Stock and the right to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered during the Restricted Period.

(b) The Restricted Period for the Restricted Stock shall end and the shares of Restricted Stock shall become vested and freely transferable as set forth below:

(i) With respect to 25% of the shares of Restricted Stock granted, the llater of May 1, 2006, or the date on which Tidewater’s Form 10-K for the fiscal year ending March 31, 2006 is filed with the Securities and Exchange Commission (the “SEC”), provided that the Performance Threshold for the fiscal year ending March 31, 2006 has been satisfied;

(ii) With respect to 25% of the shares of Restricted Stock granted, the later of May 1, 2007, or the date on which Tidewater’s Form 10-K for the fiscal year ending March 31, 2007 is filed with the SEC, provided that the Performance Threshold for the fiscal year ending March 31, 2007 has been satisfied;

(iii) With respect to 25% of the shares of Restricted Stock granted, the later of May 1, 2008, or the date on which Tidewater’s Form 10-K for the fiscal year ending March 31, 2008 is filed with the SEC, provided that the Performance Threshold for the fiscal year ending March 31, 2008 has been satisfied; and

(iv) On March 30, 2009, with respect to any shares of Restricted Stock that remain unvested as of such date;

provided, however, that if the employment of the Employee terminates for any reason other than death or disability, any shares of Restricted Stock, with respect to which the Restricted Period has not ended as of the date of termination of employment, will be immediately forfeited.

(c) The “Performance Threshold” with respect to a given fiscal year shall be satisfied if the Return on Total Capital for that year equals or exceeds the greater of (i) 15%, or (ii) the average of the Return on Total Capital for the four years preceding such fiscal year. As used herein, “Return on Total Capital” for a given year shall be determined as follows:

earnings before interest expenses, taxes, depreciation and amortization for such year	÷	average shareholders’ equity + average long- term debt (including current maturities of long-term debt)*

*	Average shareholders’ equity and average long-term debt shall be determined by adding the respective totals as of the end of each quarterly reporting period during the applicable fiscal year as shown on Tidewater’s consolidated balance sheet and dividing such sums by four.

(d) To the extent the Restricted Stock has not otherwise become fully vested and freely transferable, the Restricted Period shall end and the Restricted Stock will become fully vested and freely transferable by the Employee or his estate upon the death of the Employee or upon a determination by the Committee that the Employee has become disabled.

(e) The shares of Restricted Stock shall also become fully vested and the Restricted Period shall end in the event of a Change of Control of Tidewater as provided in the Plan. In addition, the Committee may declare the Restricted Period ended and shares of Restricted Stock fully vested at any time in its discretion.

III.

Stock Certificates

3.1 Form. The stock certificates evidencing the Restricted Stock shall be registered in the name of the Employee and shall be held by Tidewater, together with a stock power executed by the Employee in blank, during the Restricted Period in accordance with the terms of the Plan. Tidewater shall place the following legend on the stock certificates:

The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms and conditions (including conditions of forfeiture) contained in the Tidewater Inc. 2001 Stock Incentive Plan (the “Plan”) and an agreement entered into between the registered owner and Tidewater Inc. A copy of the Plan and Agreement is on file in the office of the Secretary of Tidewater Inc.

3.2 Removal of Legend. Upon termination of the Restricted Period with respect to all or a portion of the Restricted Stock, Tidewater shall cause a stock certificate without a restrictive legend covering the vested Restricted Stock to be issued in the name of the Employee or his nominee within 30 days after the end of the Restricted Period with respect to such shares. Upon receipt of such stock certificate, the Employee is free to hold or dispose of the shares represented by such certificate, subject to applicable securities laws.

IV.

Defined Terms

The definition of all capitalized terms used herein and not otherwise defined herein shall be as provided in the Plan.

V.

Withholding Taxes

At any time that the Employee is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with the exercise of an Option or the lapse of restrictions on Restricted Stock, the Employee may, subject to the Committee’s right of disapproval, satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold from the distribution shares of Common Stock, in each case having a value equal to the amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections.

VI.

No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Employee any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Employee’s employment relationship with the Company at any time.

VII.

Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

VIII.

Amendment, Modification or Termination

The Committee may amend, modify or terminate any outstanding Option at any time prior to exercise and any Restricted Stock at any time prior to vesting in any manner not inconsistent with the terms of the Plan. Notwithstanding the foregoing, no amendment, modification or termination may materially impair the rights of an Employee hereunder without the consent of the Employee.

IX.

Inconsistent Provisions

The Option and Restricted Stock granted hereby are subject to the provisions of the 2001 Plan, as in effect on the date hereof and as it may be amended. In the event any provision of this Agreement conflicts with such a provision of the Plan, the Plan provision shall control. The Employee acknowledges that a copy of the Plan was distributed to the Employee and that the Employee was advised to review such Plan prior to entering into this Agreement. The Employee waives the right to claim that the provisions of the Plan are not binding upon the Employee and the Employee’s heirs, executors, administrators, legal representatives and successors.

X.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

XI.

Severability

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Employee and Tidewater intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

XII.

Entire Agreement; Modification

The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

XIII.

Section 83(b) Election

The Employee has reviewed with the Employee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transaction contemplated by this Agreement. The Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Employee understands that the Employee (and not the Company) shall be responsible for the Employee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. The Employee understands that the Employee may elect to be taxed at the time the shares of Restricted Stock are granted by filing an election under Section 83(b) of the Code with the IRS within thirty days from the Date of Grant. The Employee acknowledges that it is the Employee’s sole responsibility and not the Company’s to file timely the election under Section 83(b), even if the Employee requests the Company or its representatives to make this filing on the Employee’s behalf.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the day and year first above written.

TIDEWATER INC.

Dean E. Taylor
Chairman, President and
Chief Executive Officer

[Employee Name]